Exhibit 99.1
ELKHART, INDIANA — OCTOBER 10, 2008
SKYLINE REPORTS FISCAL 2009 FIRST QUARTER RESULTS
Sales for the first quarter of Skyline Corporation’s 2009 fiscal year were $62,597,000 compared to $96,394,000 last year. Net loss for the three month period was $4,146,000 equal to $0.49 per share, compared to net earnings of $709,000, or $0.08 per share, for the same period a year ago.
For Skyline’s manufactured housing group, sales for the first quarter of fiscal 2009 were $45,258,000 compared to $72,328,000 for the first quarter a year ago.
Skyline’s RV group recorded sales of $17,339,000 for the first three months of fiscal 2009 compared to $24,066,000 recorded for the first quarter of fiscal 2008.
Skyline continues to maintain its traditionally strong balance sheet with no debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share and per share data)

	Three Months Ended
	August 31, (Unaudited)
	2008	2007
Sales	$62,597	$96,394

(Loss) earnings before income taxes	(6,471)	1,099
(Benefit) provision for income taxes	(2,325)	390

Net (loss) earnings	$(4,146)	$709

Basic (loss) earnings per share	$(.49)	$.08

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 31, (Unaudited)
ASSETS	2008	2007

Cash and temporary cash investments	$106,127	$121,376
Accounts receivable	15,700	24,252
Inventories	9,683	10,618
Other current assets	16,509	11,240

Total Current Assets	148,019	167,486

Property, Plant and Equipment, net	32,041	35,686

Other Assets	10,313	10,280

Total Assets	$190,373	$213,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,709	$5,395
Accrued liabilities	17,180	21,054

Total Current Liabilities	20,889	26,449

Other Deferred Liabilities	8,923	9,989

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	221,065	237,518
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	160,561	177,014

Total Liabilities and Shareholders’ Equity	$190,373	$213,452